As filed with the Securities and Exchange Commission on September 17, 2024
Registration No. 333-230778
333-236841
333-253739
333-263157
333-270123
333-277496

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1.
TO:
FORM S-8 REGISTRATION STATEMENT (File No. 333-230778)

FORM S-8 REGISTRATION STATEMENT (File No. 333-236841)

FORM S-8 REGISTRATION STATEMENT (File No. 333-253739)

FORM S-8 REGISTRATION STATEMENT (File No. 333-263157)

FORM S-8 REGISTRATION STATEMENT (File No. 333-270123)

FORM S-8 REGISTRATION STATEMENT (File No. 333-277496)

Under
The Securities Act of 1933

SILK ROAD MEDICAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-8777622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Silk Road Medical, Inc.
1213 Innsbruck Drive
Sunnyvale, California 94089
(Address of principal executive offices, including zip code)

2007 STOCK PLAN
2015 EQUITY INCENTIVE PLAN OF NEUROCO, INC.
2019 EQUITY INCENTIVE PLAN
2019 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Silk Road Medical, Inc.
1213 Innsbruck Drive
Sunnyvale, California 94089
(Name and address of agent for service)

(408) 720-9002
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Silk Road Medical, Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement:

1.
Registration Statement on Form S-8 (File No. 333-230778), filed with the SEC on April 9, 2019, registering (i) 4,057,377 shares of common stock, par value $0.001 per share (the “common stock”), reserved for issuance pursuant to the 2007 Stock Plan, as amended and restated, (ii) 1,268 shares of common stock reserved for issuance pursuant to the 2015 Equity Incentive Plan of NeuroCo, Inc., (iii) 2,349,324 shares of common stock reserved for issuance pursuant to the 2019 Equity Incentive Plan (the “2019 Plan”), and (iv) 434,000 shares of common stock, reserved for issuance pursuant to the 2019 Employee Stock Purchase Plan (the “2019 ESPP”).

2.
Registration Statement on Form S-8 (File No. 333-236841), filed with the SEC on March 2, 2020, registering (i) 1,250,210 shares of common stock reserved for issuance pursuant the 2019 Plan and (ii) 312,552 shares of common stock reserved for issuance pursuant the 2019 ESPP.

3.
Registration Statement on Form S-8 (File No. 333-253739), filed with the SEC on March 1, 2021, registering (i) 1,369,985 shares of common stock reserved for issuance pursuant the 2019 Plan and (ii) 342,496 shares of common stock reserved for issuance pursuant the 2019 ESPP.

4.
Registration Statement on Form S-8 (File No. 333-263157), filed with the SEC on March 1, 2022, registering (i) 1,399,235 shares of common stock reserved for issuance pursuant the 2019 Plan and (ii) 349,808 shares of common stock reserved for issuance pursuant the 2019 ESPP.

5.
Registration Statement on Form S-8 (File No. 333-270123), filed with the SEC on February 28, 2023, registering (i) 1,534,238 shares of common stock reserved for issuance pursuant the 2019 Plan and (ii) 383,559 shares of common stock reserved for issuance pursuant the 2019 ESPP.

6.
Registration Statement on Form S-8 (File No. 333-277496), filed with the SEC on February 29, 2024, registering (i) 1,566,619 shares of common stock reserved for issuance pursuant the 2019 Plan and (ii) 391,654 shares of common stock reserved for issuance pursuant the 2019 ESPP.

On September 17, 2024, pursuant to an Agreement and Plan of Merger, dated June 17, 2024, by and among Boston Scientific Corporation (“Boston Scientific”), Seminole Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific (“Merger Sub”), and the Registrant (the “Merger Agreement”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Boston Scientific (the “Merger”).

As a result of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining shares of common stock (collectively, the “Shares”) registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares registered but unsold as of the date hereof under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares and the Registrant hereby terminates the effectiveness of the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 18, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on September 17, 2024.

SILK ROAD MEDICAL, INC.

By:	/s/ Vance R. Brown
Vance R. Brown
Vice President, General Counsel and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.